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Prospectus Supplement No. 2                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 23, 2001)           SEC File No. 333-58436


                                 RADIO ONE, INC.

                                7,143,000 SHARES
                             OF CLASS D COMMON STOCK

         All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus, dated August 23, 2001, forming a part of the Registration Statement on Form S-3 (Registration No. 333-58436)(as amended and supplemented, the "Prospectus"). Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

         The purpose of this Prospectus Supplement is to amend and supplement the information set forth in the Selling Stockholders section of the Prospectus. The following table sets forth the name of additional selling stockholders and pertinent information regarding such selling stockholders' ownership of class D common stock of Radio One. The selling stockholders named below acquired the class D common stock listed in the table through charitable contributions from selling stockholders named in the Prospectus. All information with respect to beneficial ownership has been furnished to Radio One by the selling stockholders. The selling stockholders do not have, and within the past three years have not had, any position, office or other material relationship with us or any of our predecessors.

                                         Number of Shares
                                           of Class D        Number of        Number of Shares of        Percentage of Class D
                                          Common Stock     Shares of Class    Class D Common Stock          Common Stock Held
                                        Held Prior to the     D Common        Held After Completion      After Completion of the
                                         Sale of Shares     Stock to be     of the Sale of the Class      Sale of the Class D
                                           Registered       Registered            D Common Stock               Common Stock
Name of Selling Stockholder                 Hereunder        Hereunder         Registered Hereunder         Registered Hereunder
---------------------------            -----------------   --------------    -----------------------    -------------------------

The Urban League of Greater Cincinnati,       1,515           1,515                      0                            *
Incorporated

Lovie L. Ross Charitable Remainder            8,400           8,400                      0                            *
Unitrust


*     Less than 1%




         The date of this Prospectus Supplement is February 27, 2002.